Exhibit 3.24

AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
AAPOP 2, L.P.

This Amended and Restated Agreement of Limited Partnership (this “Agreement”) of AAPOP 2, L.P. (the “Partnership”) is dated as of June 29, 2000 and is entered into by and between Brandywine Witmer, L.L.C. (“Witmer”), as general partner, and Witmer Operating Partnership I, L.P. (“WOP”), as both general partner and limited partner. This Agreement amends and restates in its entirety the Agreement of Limited Partnership dated as of the 30th day of April, 1997 by and between AAP Sub Three, Inc., a Delaware corporation, as general partner (“Sub Three”), and AAPOP Umbrella, L.P., a Delaware limited partnership, as both general partner and limited partner (“AAPOP”), to reflect the transfer by Sub Three and AAPOP on the date hereof of all of their right, title and interest in and to the Partnership to Witmer and WOP, respectively.

WITNESSETH:

The Partnership was duly formed by filing a certificate of limited partnership (the “Certificate”) on April 25, 1997 with the Office of the Secretary of State of Delaware pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101 et seq. (the “Act”). On the date hereof Sub Three and AAPOP are withdrawing as Partners in the Partnership and Witmer and WOP are executing this Agreement and hereby agree as follows:

1.      Name. The name of the Partnership shall be AAPOP 2, L.P.

2.      Registered Office, Registered Agent. The address of the Partnership’s registered office, and the name and address of the Partnership’s registered agent for service of process on the Partnership, in each case in the State of Delaware, is:

1201 Market Street Suite 1600 Wilmington, Delaware 19801 Attn: Pepper, Hamilton & Scheetz Corporate Securities, Inc.

3.      Purpose. The nature of the business or purpose to be conducted or promoted by the Partnership is to engage in any lawful act or activity for which limited partnerships may be organized under the Act.

4.      Partners. The names and the mailing addresses of Witmer and WOP are as follows:

WITMER

Brandywine Witmer, L.L.C.
14 Campus Boulevard
Suite 100
Newtown Square, PA 19073

The Corporation Trust Company
1209 Orange Street
Wilmington, DE 19801

WOP

Witmer Operating Partnership I, L.P.
14 Campus Boulevard
Suite 100
Newtown Square, PA 19073

5.      Term. The Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of the following:

a.      unanimous written consent of all partners of the Partnership;

b.      an event of withdrawal of a general partner under the Act, though nothing in this Agreement shall preclude the business of the Partnership from being carried on by the remaining general partner, if there be one;

c.      cancellation of the Certificate pursuant to and in accordance with Section 17-203 of the Act; and

d.      entry of a decree of judicial dissolution under Section 17-802 of the Act; provided, however, that notwithstanding the foregoing, to the extent permitted by applicable law, the Partnership shall not dissolve or otherwise terminate except as a result of the bankruptcy of all the general partners, and the Partnership shall continue (and not dissolve) for so long as a single solvent general partner exists.

6.      Management of Partnership. Unless otherwise agreed to by all of the general partners, all management decisions will be made by unanimous consent of all of the general partners.

7. Percentage Interests in the Partnership. The percentage interests of Witmer and WOP in the Partnership are as follows:

Partner	Interest

Witmer	0.5% as general partner

WOP	98.5% as general partner
1.0% as limited partner

8.      Allocations of Profit and Losses. The Partnership’s profits and losses shall be allocated in proportion to the capital contributions of the partners of the Partnership.

9.      Capital Accounts. A capital account shall be maintained for each partner of the Partnership in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv).

10.      Distributions. Cash available for distribution shall be distributed to the partners of the Partnership in the same proportion as their then capital account balances.

11.      Withdrawal. Except as provided in the following Section 12, no right is given to any partner of the Partnership to withdraw from the Partnership.

12.      Additional Partners.

a.      With the consent of all general partners of the Partnership, the Partnership may admit additional partners to the Partnership. Upon the admission of additional limited partners to the Partnership, any of the remaining limited partners may withdraw from the Partnership, and each withdrawing limited partner shall be entitled to receive forthwith the return of its capital contribution, without interest or deduction.

b.      The admission of additional partners to the Partnership pursuant to this Section 12 shall be accomplished by the amendment of this Agreement of Limited Partnership and, if required by the Act, the filing of an appropriate amendment of the Certificate in the office of the Secretary of State of the State of Delaware.

c.      After the admission of any additional partners pursuant to this Section 12, the Partnership shall continue as a limited partnership under the Act.

13.      Transfer or Pledge. Without the consent of all of the general partners, (i) a general partner’s interest in the Partnership shall not be assigned, pledged, sold or otherwise transferred, in whole or in part, to any entity or person (other than another general partner), and (ii) no assignee of a general partner’s interest in the Partnership shall be admitted into the Partnership as a substitute partner.

14.      Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the entities executing this Agreement as partners of the Partnership and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

15.      Headings. Section or other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

16.      Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement.

17.      Further Action. Each entity executing this Agreement as a partner of the Partnership agrees to perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

18.      Governing Law. This Agreement, and all rights and remedies in connection therewith, shall be governed by, and construed under, the laws of the State of Delaware, without regard to otherwise governing principles of conflicts of law.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement of Limited Partnership as of the day and year first above written.

PARTNERS:

BRANDYWINE WITMER, L.L.C.

By:	Brandywine Operating Partnership, L.P., its sole member, by Brandywine Realty Trust, its sole General Partner

By:	/s/ Gerard H. Sweeney

Name:	Gerard H. Sweeney
Title:	President and Chief Executive Officer

WITMER OPERATING PARTNERSHIP I, L.P.

By:	Brandywine Witmer, L.L.C., its sole General Partner, by Brandywine Operating Partnership, L.P., its sole member, by Brandywine Realty Trust, its sole General Partner

By:	/s/ Gerard H. Sweeney

Name:	Gerard H. Sweeney
Title:	President and Chief Executive Officer

WITHDRAWING PARTNERS:

AAP SUB THREE, INC.

By:	/s/ Gerard H. Sweeney

Name:	Gerard H. Sweeney
Title:	President and Chief Executive Officer

AAPOP UMBRELLA, L.P.

By:	AAPOP Sub Two, Inc., its general partner

By:	/s/ Gerard H. Sweeney

Name:	Gerard H. Sweeney
Title:	President and Chief Executive Officer